PRICE ENTERPRISES, INC.
                            ARTICLES OF INCORPORATION

     FIRST: THE UNDERSIGNED, James J. Winn, Jr., whose address is 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

     SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                             Price Enterprises, Inc.

     THIRD: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

          (1) To engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the Charter, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

          (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

     (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

     FOURTH: The present address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

     FIFTH: The name and address of the resident agent of the Corporation in this State are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

     SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $10,000.00. All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

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     (b)  Subject  to the  provisions  of  Article  TENTH,  the  following  is a description  of the  preferences,  conversion  and other rights,  voting powers,
restrictions,   limitations  as  to  dividends,  qualifications  and  terms  and conditions of redemption of the Common Stock of the Corporation:

          (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

          (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

          (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

     (c) Subject to the foregoing and to the provisions or Article TENTH, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

          (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

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          (3)  Whether or not shares of such class or series  shall have  voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

          (8)   Any   other   preferences,   rights,   restrictions,   including
     restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

     (d) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SEVENTH: (a) The number of directors of the Corporation shall be six, which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who will serve until the first annual meeting of stockholders and until their successors are elected and qualify are as follows:

                        Robert E. Price

                        Jack McGrory

                        Paul A. Peterson

                        Murray L. Galinson

                        James F. Cahill

                        Anne L. Evans

     (b) Subject to the rights of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting as a class, in the election of directors. For the purpose of this paragraph, "cause" shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

     EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

          (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

          (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

          (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

          (4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

          (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

          (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

          (7) The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise.

          (8) The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify or continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

          (9) Subject to such conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

     (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

     NINTH: The duration of the Corporation shall be perpetual.

     TENTH: (a) Definitions. For the purposes of this Article, the following terms shall have the following meanings:

     "Beneficial Ownership" shall mean ownership of Capital Shares by a Person who is or would be treated as an owner of such Capital Shares either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "Capital Shares" shall mean shares of the Corporation's capital stock, whether common, preferred, preference, special or other stock, or a combination thereof.

     "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section (c)(6) of this Article.

     "Constructive Ownership" shall mean ownership of Capital Shares by a Person who is or would be treated as an owner of such Capital Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     "IRS" means the United States Internal Revenue Service.

     "Market Price" shall mean the last reported sales price reported on The Nasdaq Stock Market's National Market System (the "Nasdaq National Market") of the applicable Capital Shares on the trading day immediately preceding the relevant date, or if not then traded on the Nasdaq National Market, the last reported sales price of the applicable Capital Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the applicable Capital Shares may be traded, or if not then traded over any exchange or quotation system, then the market price of the applicable Capital Shares on the relevant date as determined in good faith by the Board of Directors of the Corporation.

     "Ownership Limit" shall mean 5% (by value or by number of shares, whichever is more restrictive) of the outstanding Capital Shares of the Corporation. The number and value of the outstanding Capital Shares of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of any Capital Shares provided that the ownership of Capital Shares by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

     "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in Section (b)(2) of this Article, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned any Capital Shares, if such Transfer had been valid under Section (b)(1) of this Article.

     "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in Section (b)(2) of this Article, the record holder of the Capital Shares if such Transfer had been valid under Section (b)(1) of this Article.

     "Reincorporation" shall mean the merger of Price Enterprises, Inc., a Delaware corporation, into its wholly-owned subsidiary, Price Enterprises of Maryland, Inc., a Maryland corporation.

     "Restriction Termination Date" shall mean the first day after the date of the Reincorporation on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

     "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Shares), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Capital Shares), and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have correlative meanings.

     "Trust" shall mean each of the trusts provided for in Section (c) of this Article.

     "Trustee" shall mean the Person unaffiliated with the Corporation, the Purported Beneficial Transferee, and the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee appointed by the Corporation.

     (b) Restriction on Ownership and Transfers.

          (1) From the date of Reincorporation and prior to the Restriction Termination Date:

               a. except as provided in Section (i) of this Article, no Person shall Beneficially Own Capital Shares in excess of the Ownership Limit;

               b. except as provided in Section (i) of this Article, no Person shall Constructively Own in excess of 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Capital Shares of the Corporation; and

               c. no Person shall Beneficially or Constructively Own Capital Shares to the extent that such Beneficial or Constructive Ownership would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of
          Section 856(c) of the Code).

          (2) If, during the period commencing on the date of the Reincorporation and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the Nasdaq National Market) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Capital Shares in violation of

     Section (b)(1) of this Article, (1) then that number of Capital Shares that otherwise would cause such Person to violate Section (b)(1) of this Article (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section (c) of this Article, effective as of the close of business on the business day prior to the date of such Transfer or other event, and each of the Purported Beneficial Transferee and the Purported Record Transferee shall thereafter have no rights in such Capital Shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Capital Shares in violation of Section (b)(1) of this Article, then the Transfer of that number of Capital Shares that otherwise would cause any Person to violate Section (b)(1) of this Article shall be void ab initio, and each of the Purported Beneficial Transferee and the Purported Record Transferee shall have no rights in such Capital Shares.

          (3) Notwithstanding any other provisions contained herein, during the period commencing on the date of the Reincorporation and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the Nasdaq National Market) that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Shares.

     (c) Transfers of Capital Shares in Trust

          (1) Upon any  purported  Transfer or other event  described in Section
     (b)(2) of this Article, such Capital Shares shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section (b)(2) of this Article. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section
     (c)(6) of this Article.

          (2) Capital Shares held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any Capital Shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Capital Shares held in the Trust.

          (3) The Trustee shall have all voting rights and rights to dividends with respect to Capital Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the Capital Shares have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Capital Shares. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Capital Shares held in the Trust and, subject to Maryland law, effective as of the date the Capital Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the Capital Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable

     Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article, until the Corporation has received notification that the Capital Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          (4) Within 20 days of receiving notice from the Corporation that Capital Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Capital Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Capital Shares will not violate the ownership limitations set forth in Section (b)(1) of this Article. Upon such sale, the interest of the Charitable Beneficiary in the Capital Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section (c)(4). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the Capital Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Capital Shares at Market Price, the Market Price of such Capital Shares on the day of the event which resulted in the transfer of the Capital Shares to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Capital Shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that such Capital Shares have been transferred to the Trustee, such Capital Shares are sold by a Purported Record Transferee then (i) such Capital Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such Capital Shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section (c)(4), such excess shall be paid to the Trustee upon demand.

          (5) Capital Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the Capital Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Capital Shares at Market Price, the Market Price of such Capital Shares on the day of the event which resulted in the transfer of the Capital Shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the

     Capital Shares held in the Trust pursuant to Section (c)(4) of this Article. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Capital Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Capital Shares shall thereupon be paid to the Charitable Beneficiary.

          (6) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Capital Shares held in the Trust would not violate the restrictions set forth in Section (b)(1) of this
     Article in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     (d) Remedies For Breach. If the Board of Directors, or a committee thereof (or other designees if permitted by Maryland law) shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section (b) of this Article or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Capital Shares of the Corporation in violation of Section (b) of this Article, the Board of Directors, or a committee thereof (or other designees if permitted by Maryland law) shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem Capital Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section (b)(1) of this Article, shall automatically result in the transfer to a Trust or be void ab initio as described in Section (b)(2) of this Article and any Transfer in violation of Section (b)(3) of this Article shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

     (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Capital Shares in violation of Section (b) of this Article or any Person who is a Purported Transferee such that an automatic transfer to a Trust results under Section (b)(2) of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

     (f) Owners Required To Provide Information. From the date of the Reincorporation and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Capital Shares and each Person (including the shareholder of record) who is holding Capital Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

     (g) Remedies Not Limited. Nothing contained in this Article (but subject to Section (l) of this Article and Section (a)(8) of Article EIGHTH) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT.

     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Sections (b) through (i) of this Article, including any definition contained in Section (a) of this Article, the Board of Directors shall have the power to determine the application of the provisions of Sections (b) through (i) of this Article with respect to any situation based on the facts known to it (subject, however, to the provisions of Section (l) of this Article). In the event any of Sections (b) through (i) of this Article requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of such Sections (b) through (i) of this Article. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section (b)(2) of this Article) acquired Beneficial or Constructive Ownership of Capital Shares in violation of Section (b)(1) of this Article such remedies (as applicable) shall apply first to the Capital Shares which, but for such remedies, would have been actually owned by such Person, and second to Capital Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Capital Shares based upon the relative number of the Capital Shares held by each such Person.

     (i) Exceptions.

          (1) Subject to Section (b)(1)c of this Article, the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning Capital Shares in excess of the Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Capital Shares will violate the Ownership Limit or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section (b) of this Article) or attempted violation will result in such Capital Shares being transferred to a Trust in accordance with Section (b)(2) of this Article.

          (2) Subject to Section (b)(1)c of this Article, the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Capital Shares in excess of 9.8% (by value or by number of Capital Shares, whichever is more restrictive) of the outstanding Capital Shares of the Corporation, if such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Capital Shares being transferred to a Trust in accordance with Section (b)(2) of this Article. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section (i)(2) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person

     Constructively Owning in excess of 9.8% of the outstanding Capital Shares if the Board of Directors determines that the resulting application of
     Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year, after taking into account the effect of this sentence with respect to all other Capital Shares to which this sentence applies.

          (3) Prior to granting any exception pursuant to Section (i)(1) or (2) of this Article, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          (4) During the period commencing on the date of the Reincorporation and prior to the Restriction Termination Date, the Board of Directors may from time to time increase or decrease the Ownership Limit provided:

               a. After giving effect to any such increase, five Beneficial Owners of Capital Shares could not (taking into account the Ownership Limit and any exceptions granted to such limit pursuant to this Section (i) of this Article) Beneficially Own, in the aggregate, more than 49% of the Capital Shares;

               b. The Ownership Limit may not be increased to a percentage which is greater than 9.8%; and

               c. Any such increase or decrease will not adversely affect the Corporation's ability to qualify as a REIT.

     (j) Legend. Each certificate for Capital Shares shall bear substantially the following legend:

     "The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own in excess of 5% of the outstanding Capital Shares of the Corporation (by value or by number of shares whichever is more restrictive); (ii) no Person may Constructively Own in excess of 9.8% of the outstanding Capital Shares of the Corporation (by value or by number of shares, whichever is more restrictive); (iii) no Person may Beneficially or Constructively Own Capital Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and
     (iv) no Person may Transfer Capital Shares if such Transfer would result in the capital stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Capital Shares which causes or will cause a Person to Beneficially or Constructively Own Capital Shares in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the Capital Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Company, at the Company's principal office."

     (k) Severability. If any provision of this Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (l) The Nasdaq National Market. Nothing in this Article shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq National Market or any other automated inter-dealer quotation system or national securities exchange. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article and any transferee in such a transaction shall be subject to all the provisions and limitations of this Article.

                                          /s/ James J. Winn, Jr
                                          -------------------------------
                                          JAMES J. WINN, JR, Incorporator